                                                                  EXHIBIT (a)(8)

  This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated March 10, 1998 and the related Letter of Transmittal (and any amendments thereto) and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to state statute. If Purchaser becomes aware of any state where the making of the Offer is prohibited, Purchaser will make a good faith effort to comply with any such statute. If, after such good faith effort, Purchaser cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by R.J. Steichen & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                          NOTICE OF OFFER TO PURCHASE
                               FOR CASH 467,886
                            SHARES OF COMMON STOCK
                           (INCLUDING THE ASSOCIATED
                         COMMON STOCK PURCHASE RIGHTS)

                                      OF

                                   HEI, INC.

                                      AT

                          $8.00 NET PER SHARE IN CASH

                                      BY

                             FANT INDUSTRIES INC.

  Fant Industries Inc., a Delaware corporation ("Purchaser"), is offering to purchase up to 467,886 shares of common stock, par value $.05 per share (the "Shares"), of HEI, Inc., a Minnesota corporation (the "Company"), and the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of May 27, 1988, as amended (the "Rights Agreement"), between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (the "Rights Agent"), at a purchase price of $8.00 per Share (and associated Rights), net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 10, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). All references to Rights shall be deemed to include all benefits that may inure to the shareholders of the Company or to holders of Rights pursuant to the Rights Agreement and unless the context requires otherwise, all references to Shares shall be deemed to refer also to the associated Rights. Holders of Shares will be required to tender the Rights associated with each Share tendered in order to effect a valid tender of such Share. If separate certificates for the Rights are not issued, a valid tender of Shares will also constitute a tender of the associated Rights.


    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON TUESDAY, APRIL 7, 1998, UNLESS THE OFFER IS EXTENDED TO A LATER DATE AND TIME (THE "EXPIRATION DATE"). SHARES THAT ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.


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  The Offer is conditioned upon, among, other things, (1) there being validly tendered and not withdrawn prior to the expiration date a number of Shares of common stock, including the Rights associated therewith, which constitutes 11.5% of the total number of outstanding Shares of common stock (and Rights) of the Company (the "Minimum Tender Condition"), (2) the election, Board resolution or shareholder vote, of a sufficient number of director nominees to constitute a majority of the Company's Board of Directors (the "Change of Control Condition"), (3) redemption of the Rights by the Board of Directors of the Company or Purchaser's determination in its sole discretion that the Rights have been invalidated or are otherwise inapplicable to the Offer (the "Board Action Condition"), (4) the acquisition of Shares in the Offer have been approved in accordance with the requirements of the Minnesota Control Share Act (as defined in the Offer to Purchase) and accorded full voting rights, or Purchaser having determined in its sole discretion that such statute is inapplicable to the Offer or that it otherwise will not have the effect of denying voting rights to the Shares acquired by Purchaser in the Offer (the "Control Share Condition"). The Offer is not conditioned on obtaining financing. Certain other conditions to the Offer are described in
Section 12 of the Offer to Purchase. Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. PURCHASER URGES THE BOARD TO COOPERATE WITH PURCHASER IN SEEKING TO SATISFY THE CONDITIONS, THEREBY PROVIDING TO THE COMPANY'S SHAREHOLDERS THE OPPORTUNITY TO DECIDE FOR THEMSELVES WHETHER THEY WISH TO TAKE ADVANTAGE OF THE OFFER.

  The purpose of the Offer is to increase the equity interest of Mr. Fant and Purchaser in the Company and support their efforts to gain control over the management, operations and assets of the Company. Upon gaining control, Purchaser intends to (1) explore ways to deploy the Company's assets more productively, which may include the initiation of a program to acquire other companies in the industry, (2) seek to increase the utilization and operating efficiency of the Company's recently expanded facility in Victoria, Minnesota, and (3) seek to stabilize the Company's cash flows. Purchaser also plans to reform the manner in which stock compensation is paid to the Company's Board of Directors and senior management. Specifically, Purchaser plans to link stock compensation more closely to the Company's operating results and stock price performance, avoid the dilutive effects that the current practices can have on non-management shareholder value, and eliminate certain compensation arrangements that promote entrenchment of management. Purchaser has no intention of liquidating the Company's assets, moving operations out of Victoria, Minnesota, or otherwise disrupting operations. Purchaser does not plan to effect, directly or indirectly, a business combination with the Company. Rather, Purchaser will seek to enhance the Company's long-term growth prospects. THIS NOTICE OF OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WHICH PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO PROXY SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

  Purchaser reserves the right to assign its right to purchase Shares tendered pursuant to the Offer and its other rights under the Offer to one or more of its affiliates, including its sole shareholder, Mr. Fant. Any such assignment shall not relieve Purchaser of its obligations under the Offer and shall in no way prejudice the rights of tendering shareholders to receive payment for Shares duly tendered.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to Firstar Bank of Minnesota, N.A. (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY

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EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares and, if applicable, Rights, or timely confirmation of a book-entry transfer of such Shares and, if applicable, Rights into the Depositary's account at The Depository Trust Company or The Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and together, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in
Section 2 of the Offer to Purchase, (ii) the Letter or Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

  Purchaser reserves the right, in its sole discretion, to extend the Offer at any time and from time to time, notwithstanding the prior satisfaction of the conditions to the Offer. Subject to the applicable rules and regulations of the Securities and Exchange Commission, Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 12 of the Offer to Purchase shall have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary or (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below). The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, April 7, 1998, unless and until Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 8, 1998 (or such later date as may apply in case the Offer is extended). For a withdrawal to be effective, written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered such Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder if different from that of the person who tendered such Shares. If certificates for the Shares or, if applicable, Rights to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 2 of the Offer to Purchase) unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. A withdrawal of Shares or Rights shall also constitute a withdrawal of the associated Rights or Shares, as applicable. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

  The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

  The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Purchaser or by the Company to record holders of Shares and furnished to brokers, dealers, commercial banks,

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trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                                       4
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                    The Information Agent for the Offer is:

                           BEACON HILL PARTNERS, INC.
                                90 Broad Street
                                   20th Floor
                            New York, New York 10004

                          Call Collect (212) 843-8500
                                       or
                         CALL TOLL FREE (800) 253-3814

                      The Dealer Manager for the Offer is:

                                RJ STEICHEN & CO
                              One Financial Plaza
                                   Suite 100
                              120 South 6th Street
                       Minneapolis, Minnesota 55402-1800
                                 (612) 341-6200

March 10, 1998

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